Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2010, included in the Information Statement/Prospectus of Fox Strategic Housing Income Partners that is made part of the Registration Statement (Form S-4 ) and Prospectus of Apartment Investment and Management Company and Aimco Properties, L.P.
/s/ Ernst & Young LLP
Greenville, SC
October 12, 2010